AMENDED
CERTIFICATE OF DESIGNATIONS
OF THE
SERIES E CONVERTIBLE PREFERRED STOCK
OF
ELITE PHARMACEUTICALS, INC.
__________________________________________________

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
__________________________________________________

ELITE PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

First:    The Corporation filed a Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock, par value US$0.01 per share (the “Series E Preferred Stock”), with the Secretary of State of the State of Delaware on June 3, 2009 (the “Original Series E Certificate of Designation”).

Second:  The Board of Directors of the Corporation (the “Board”) duly adopted the following resolutions setting forth amendments to the Original Series E Certificate of Designation:

        “WHEREAS, the Corporation filed a Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware on June 3, 2009;

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and with the requisite consent of the holders of the outstanding shares of Series E Convertible Preferred Stock, par value $0.01 per share, to amend, in its entirety, the Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock as follows:

        NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of the Amended Certificate of Incorporation of the Corporation, the Board of Directors hereby amends in its entirety the Certificate of Designation of the Series E Convertible Preferred Stock, dated June 3, 2009, as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

Section 1.    Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Strategic Agreement shall have the meanings given such terms in the Strategic Agreement. A copy of the Strategic Agreement as in effect on the date hereof shall be provided without charge to any holder of Common Stock or Preferred Stock upon written request therefor. For the purposes hereof, the following terms shall have the following meanings:

“Adjusted Convertible Outstanding Amount” means, for purposes of determining the adjustment to the Conversion Price under Section 7(i) hereof, as of the time of such determination, the sum of (i) the number of outstanding shares of Common Stock (assuming, solely for purposes of such calculation, that all shares of Series D Preferred Stock which have converted after the date of the Series D Amendment Agreement shall have converted at the Adjusted Series D Conversion Price), (ii) the number of shares of Common Stock into which all Series B Preferred Stock are then convertible at the Original Series B Preferred Stock Conversion Price, (iii) the number of shares of Common Stock into which all Series C Preferred Stock are then convertible at the Original Series C Preferred Stock Conversion Price, and (iv) the number of shares of Common Stock into which all Series D Preferred Stock are then convertible at the Original Series D Preferred Stock Conversion Price.  For the avoidance of doubt, the Adjusted Convertible Outstanding Amount shall not include any shares of Common Stock into which the Series E Preferred Stock is convertible.

“Adjusted Series D Conversion Price” means the conversion price of the Series D Preferred Stock under the Series D Certificate, as in effect immediately after  the date of the Series D Certificate Amendment  (without any future adjustment under the Series D Certificate other than adjustment under Section 7(a) thereof), which initially was $0.07.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

“Amendment” means the amendment to the Corporation’s certificate of incorporation that (i) increases the number of authorized shares of Common Stock from 210,000,000 shares to 340,000,000 shares and (ii) reduces the par value of the authorized shares of Common Stock from $.01 to $.001 per share.

“Authorized Share Approval” means the vote by the shareholders of the Corporation to approve the Amendment and the filing by the Corporation of the Amendment with the Secretary of State the State of Delaware and the acceptance of the Amendment by the Secretary of State the State of Delaware.

“Authorized Share Approval Date” means the date when all of the actions set forth in the definition of the Authorized Share Approval have been completed.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value U.S.$0.001 per share (as amended by the Amendment), and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Issuance” shall have the meaning set forth in Section 7(c).

“Dividend Issuance Notice” shall have the meaning set forth in Section 7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means, subject to the requirement to obtain the prior consent of the Holder pursuant to Section 4(b), to the extent such requirement exists, the issuance of (a) shares of Common Stock or options to purchase Common Stock to employees, consultants, officers or directors of the Corporation pursuant to any stock or option plan existing on the date hereof and disclosed in the Company Disclosure Schedules or duly adopted by a majority of the independent members of the Board of Directors or a majority of a committee of independent members of the Board of Directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities of the Corporation outstanding on the date hereof and disclosed in the Company Disclosure Schedules, including the Existing Preferred Stock, pursuant to the terms thereof, provided that such securities have not been amended since the date of this Agreement to increase the number of securities or to decrease the exercise, exchange or conversion price of any such securities, except for adjustments required by the terms thereof (c) up to a maximum of 2,000,000 shares of Common Stock or Common Stock Equivalents in any rolling 12 month period issued to consultants, vendors, financial institutions or lessors in connection with services provided by such Persons referred to in this clause (c), but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and provided that none of such shares may be registered for sale or resale by any such holders, and provided further that issuances described in this clause (c) are approved by a majority of the independent members of the Board of Directors, (d) securities as a dividend or distribution on any of the Securities issued pursuant to the Strategic Agreement, (e) shares of Common Stock upon the exercise of the Conversion Warrants and (f) securities in connection with any stock split, stock dividend or recapitalization of the Common Stock.

“Existing Preferred Stock” means, as of any date of determination, the then issued and outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Forced Conversion” shall have the meaning set forth in Section 8.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f).

“Holder” means Epic Investments, LLC, a Delaware limited liability company.

“Junior Securities” means the Common Stock, Series B Preferred Stock, Series C Preferred Stock and all other Common Stock Equivalents of the Corporation, other than (i) the Series D Preferred Stock and (ii) those securities which are explicitly senior or pari passu to the Series E Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series E Preferred Stock regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

“Original Series B Conversion Price” means $1.56, representing the conversion price of the Series B Preferred Stock under the Series B Certificate in effect immediately prior to the date of the Series D Amendment Agreement (subject only to adjustment under Section 7(a) of the Series B Certificate).

“Original Series C Conversion Price” means $1.61, representing the conversion price of the Series C Preferred Stock under the Series C Certificate in effect immediately prior to the date of the Series D Amendment Agreement (subject only to adjustment under Section 7(a) of the Series C Certificate).

“Original Series D Conversion Price” means $0.20, representing the conversion price of the Series D Preferred Stock under the Series D Certificate in effect immediately prior to the date of the Series D Certificate Amendment  (subject only to adjustment under Section 7(a) of the Series D Certificate).

“Preferred Stock” means the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock collectively.

“Redemption Issuance” shall have the meaning set forth in Section 7(d).

“Redemption Issuance Notice” shall have the meaning set forth in Section 7(d).

“Series B Certificate” means the Amended Certificate of Designations of the Series B 8% Convertible Preferred Stock of Elite Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on September 15, 2008.

“Series B Preferred Stock” means the Series B 8% Convertible Preferred Stock, par value U.S.$0.01 per share, of the Corporation.

“Series C Certificate” means the Amended Certificate of Designations of the Series C 8% Convertible Preferred Stock of Elite Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on September 15, 2008, as corrected by the Certificate of Correction Relating to the Amended Certificate of Designations of the Series C 8% Convertible Preferred Stock of Elite Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on February 13, 2009.

“Series C Preferred Stock” means the Series C 8% Convertible Preferred Stock, par value U.S.$0.01 per share, of the Corporation.

“Series D Amendment Agreement” means the certain Amendment Agreement, dated as of June 25, 2010, by and among the Corporation, Bushido Capital Master Fund, LP and Midsummer Investment Ltd.

“Series D Certificate” means the Certificate of Designation of Preferences, Rights and Limitations of the Series D 8% Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 15, 2008, as amended by the Series D Certificate Amendment.

“Series D Certificate Amendment” means the Amended Certificate of Designation of the Series D 8% Preferred Stock filed with the Secretary of State of the State of Delaware on June 29, 2010.

“Series D Preferred Stock” means the Series D 8% Convertible Preferred Stock, par value U.S.$0.01 per share, of the Corporation.

“Series D Warrants” means the common stock warrant, as amended, issued to the purchasers of the Series D Preferred Stock pursuant to a certain Securities Purchase Agreement, dated September 15, 2008, as amended, among the Corporation and the investors signatory thereto.

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Strategic Agreement” means the Strategic Alliance Agreement, dated as of March 18, 2009, to which the Corporation and the Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transfer” means any voluntary or involuntary, direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition; provided, however, (i) the conversion by the Holder of any shares of Series E Preferred Stock into Conversion Shares shall not be deemed a “Transfer” for purposes hereof, and (ii) any sale, transfer, conveyance, assignment or other disposition in connection with a Fundamental Transaction shall not be deemed a Transfer hereunder.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

Section 2.    Designation, Amount and Par Value. This series of preferred stock shall be designated as its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be 5,000 (which shall not be subject to increase without the requisite affirmative vote of the Holder as set forth in Section 4(b)). Each share of Series E Preferred Stock shall have a par value of U.S.$0.01 per share and a stated value equal to U.S.$1,000 (the “Stated Value”).

Section 3.    Dividends.

a) So long as any Series E Preferred Stock shall remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends payable pursuant to the Series B Certificate, the Series C Certificate and the Series D Certificate) unless the Holder shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount equal to the dividend the Holder would have been entitled to receive upon conversion, in full, of one share of Series E Preferred Stock immediately prior to the record date for determination of holders entitled to receive such dividend.

b) So long as any Series E Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Series E Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than dividends described in Section 3(a)), nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of, any Junior Securities or shares pari passu with the Series E Preferred Stock (other than in the case of a purchase or redemption of any shares of Series D Preferred Stock).

c) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Series E Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Series E Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Strategic Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date.

Section 4.    Voting Rights.

(a)                    On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by the Holder are convertible as of the record date for determining the stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designation, the Holder shall vote together with the holders of Common Stock, as a single class.

(b)                    The Corporation shall not, between the Original Issue Date and the date which is the earlier of (x) the date the Purchaser Directors constitute a majority of the Board of Directors and (y) the date that is 90 days following the fifth (5th) anniversary of the Original Issue Date, except as specifically permitted by any other provision hereof or the other Transaction Documents or as the Holder shall otherwise agree in writing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Holder:

i.              amend or otherwise change the Corporation’s certificate of incorporation or bylaws so as to adversely affect the Holder in a material manner;

ii.              (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of (1) any shares of Common Stock or Common Stock Equivalents or (2) other shares of capital stock of the Corporation or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), provided that the prohibitions referred to in clauses (1) and (2)  of this Section 4(b)(ii) shall not be applicable to Exempt Issuances, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Corporation, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

iii.              declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends payable on outstanding shares of  Existing Preferred Stock in accordance with the terms thereof as in effect on the date hereof;

iv.                           other than in connection with a reverse stock split, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, Common Stock, Common Stock Equivalents, Preferred Stock or Preferred Stock Equivalents or other securities;

v.                 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory or other assets in the ordinary course of business consistent with past practice; or (B) other than Permitted Indebtedness, for a period of three (3) years from the Initial Closing Date, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, except for indebtedness for borrowed money incurred by the Corporation in the ordinary course of business consistent with past practice pursuant to the terms of a current Company Material Contract;

vi.                      except as may be required by contractual commitments or corporate policies with respect to employee severance or termination pay in existence on the date hereof as disclosed in the Company Disclosure Schedules: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees, except for customary increases to compensation or benefits of the Corporation’s employees (other than officers and directors) of not more than five percent (5%) in the aggregate per annum made by the Corporation consistent with past practice and approved by a majority of the independent members of the Board of Directors; or (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Corporation, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable law and except for such employment, severance or termination agreements with the Corporation’s employees (other than officers and directors) that are entered into on an arm’s length basis and approved by a majority of the independent members of the Board of Directors;

vii.           (A) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms; (B) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any material account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

viii.           make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a governmental entity;

ix.           waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

x.           make any material tax election, settle or compromise any material liability for Taxes, or materially amend any material Tax Return;

xi.           be a party to any Change of Control Transaction or enter into any sale, transfer, assignment, lease, license, mortgage, pledge, exchange or other disposition of all or substantially all of the assets or property (real or personal, tangible or intangible) of the Corporation or any merger, consolidation or reorganization of the Corporation with another entity;

xii.           take any action or step in connection with the voluntary liquidation and dissolution of the Corporation or the filing of a voluntary petition or other institution of proceedings to have the Corporation adjudicated as bankrupt or the consenting to the institution of such proceedings against the Corporation; or

xiii.           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding the anything to the contrary contained in this Section 4(b), (A) the provisions set forth in clauses (ii) (B), (ix), (x), (xi) and (xii) shall not apply after the expiration of the Lock-Up Period, if at such time the Holder does not own the Minimum Share Requirement and (B) if at any time after the Holder has acquired, pursuant to the Strategic Agreement or other Transaction Documents, a number of shares of Series E Preferred Stock and/or Conversion Shares representing twenty-five percent (25%) or more of the shares of the capital stock of the Corporation, on an as-converted basis, the Holder’s ownership percentage of the shares of the capital stock of the Corporation, on an as-converted basis, falls below twenty percent (20%) as a result of Transfers made by the Holder, then the prior written consent of the Holder shall not be required prior to the consummation of any action of the Corporation referred to under this Section 4(b).

(d)           Except for the rights expressly set forth herein or in the Transaction Documents, nothing contained herein or in the other Transaction Documents shall give the Holder, directly or indirectly, the right to control or direct the operations of the Corporation and the Corporation shall exercise, consistent with the terms and conditions hereof and the other Transaction Documents, complete control and supervision over its operations.

Section 5.    Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Series E Preferred Stock held by the Holder before any distribution or payment shall be made to the holders of any Junior Securities, including, without limitation, the Series B Preferred Stock and the Series C Preferred Stock. Upon a Liquidation, the Series E Preferred Stock will rank (a) pari passu with the Series D Preferred Stock and (b) senior to any Junior Securities, including, without limitation, the Series B Preferred Stock and the Series C Preferred Stock. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holder and the holders of all outstanding shares of Series D Preferred Stock shall be ratably distributed among the Holder and such holders of Series D Preferred Stock in accordance with the respective amounts that would be payable on the shares of Series E Preferred Stock owned by the Holder and such shares of Series D Preferred Stock if all amounts payable thereon were paid in full. The Corporation shall mail written notice to the Holder of any such Liquidation, not less than 45 calendar days prior to the payment date stated therein.

Section 6.    Conversion.

a)    Conversions at Option of the Holder. Subject to Section 6(c) below, each share of Series E Preferred Stock shall be convertible at the option of the Holder, at any time and from time to time from and after the Original Issue Date into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series E Preferred Stock by the Conversion Price. The Holder shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned by the Holder prior to the conversion at issue, the number of shares of Series E Preferred Stock owned by the Holder subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation in accordance with Section 10(a) (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered in accordance with Section 10(a). The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions, as the case may be, of shares of Series E Preferred Stock, the Holder shall not be required to surrender the certificate(s) representing such shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue.  Shares of Series E Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)    Conversion Price.  The conversion price for the Series E Preferred Stock shall equal U.S.$0.05, subject to adjustment herein (the “Conversion Price”).

c)    Authorized Share Limitations.  Notwithstanding anything herein to the contrary, the Holder’s ability to convert Series E Preferred Stock into Conversion Shares shall be limited to a number of Conversion Shares equal to the difference between (a) the Company’s total authorized shares of Common Stock as of the applicable Conversion Date, minus (b) as of the applicable Conversion Date, the sum of (i) the Company’s total issued and outstanding Common Stock and (ii) the total number of shares of Common Stock reserved for issuance upon the exercise or conversion, as applicable, of outstanding Common Stock Equivalents (including, without limitation, the Warrants, the Series D Preferred Stock and the Series D Warrants), after giving effect to the Series D Amendment Agreement. The portion of the Series E Preferred Stock which may not be converted as a result of this Section 6(c) shall thereafter be unconvertible to such extent until and unless approval by the Corporation’s stockholders of an increase in the number of authorized shares of Common Stock of the Corporation is subsequently obtained; provided, however, the rights and preferences of the Series E Preferred Stock otherwise set forth in this Certificate of Designation shall otherwise remain in full force and effect. For the avoidance of doubt, the voting rights of the Holder under Section 4(a) shall not be affected by the restrictions of this Section 6(c).

d)    Mechanics of Conversion

i.    Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series E Preferred Stock.

ii.    Obligation Absolute; Partial Liquidated Damages.  Subject to the limits set forth in Section 6(c), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series E Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against the Holder.  In the event the Holder shall elect to convert any or all of the Stated Value of its shares of Series E Preferred Stock, the Corporation may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to the Holder, restraining and/or enjoining conversion of all or part of the Series E Preferred Stock of the Holder shall have been sought and obtained.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit the Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii.    Reservation of Conversion Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times take all steps necessary to reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock, as provided herein, and shares of Common Stock issuable upon exercise of the Warrants, as provided in such Warrants, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series E Preferred Stock and upon the exercise of the Warrants.  To the extent that the Amendment does not result in an increase of the Corporation’s authorized and unissued shares of Common Stock adequate for the conversion in full of the Series E Preferred Stock and exercise in full of the Warrants, the Corporation shall undertake to promptly seek stockholder approval to increase such number of authorized and unissued shares of Common Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.    Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.  If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v.    Transfer Taxes.  The issuance of certificates for Conversion Shares on conversion of the Series E Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series E Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.    Certain Adjustments.

a)    Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series E Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Existing Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)    Subsequent Dilutive Issuances.  If the Corporation or any Subsidiary thereof, at any time while this Series E Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to reprice its securities (other than a reduction in the Exercise Price (as defined in the Warrant) of the Warrant issued to the Holder on the Original Issue Date), or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents in connection with an Exempt Issuance, for which the Holder’s consent was not required under Section 4(b), entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price (any such issuance, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price, such issuance shall be deemed to have occurred for less than the then applicable Conversion Price on such date of the Dilutive Issuance), then the then applicable Conversion Price shall be reduced to a price determined by multiplying the then applicable Conversion Price by a fraction, the numerator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus (ii) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding immediately prior to the Dilutive Issuance plus (iii) the number of shares of Common Stock which the offering price for such Dilutive Issuance would purchase at the then applicable Conversion Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus (2) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding immediately prior to the Dilutive Issuance plus (3) the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance.  Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of any issuance as to which the Holder has provided its written approval under Section 4(b) or otherwise.  The Corporation shall notify the Holder in writing, no later than five (5) Business Days following a Dilutive Issuance, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  Such Dilutive Issuance Notice shall be given by the Corporation to the Holder in accordance with Section 10(a). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

c)    Subsequent Dividend Issuances.  If the Corporation, at any time while the Series E Preferred Stock is outstanding, shall issue shares of Common Stock or shares of Series D Preferred Stock in lieu of cash in satisfaction of its dividend obligations on shares of outstanding Existing Preferred Stock in accordance with the Series B Certificate, Series C Certificate and/or Series D Certificate, as applicable (any such issuance, a “Dividend Issuance”), then the then applicable Conversion Price shall be reduced to a price equal to (i) the aggregate Stated Value of Series E Preferred Stock then outstanding divided by (ii) the product of (x) aggregate number of Conversion Shares issuable upon conversion of the then outstanding Series E Preferred Stock immediately prior to Dividend Issuance multiplied by (y) the sum of one plus a fraction with: (A) a numerator equal to (I) the number of outstanding shares of Common Stock immediately after giving effect to the Dividend Issuance (assuming conversion of all Existing Preferred Stock in accordance with the Series B Certificate, Series C Certificate and/or Series D Certificate, as applicable, but not the Series E Preferred Stock) minus (II) the number of outstanding shares of Common Stock immediately prior to the Dividend Issuance (assuming conversion of all Existing Preferred Stock  in accordance with the Series B Certificate, Series C Certificate and/or Series D Certificate, as applicable, but not the Series E Preferred Stock); and (B) a denominator equal to the number of outstanding shares of Common Stock immediately prior to the Dividend Issuance (assuming conversion of all Existing Preferred Stock in accordance with the Series B Certificate, Series C Certificate and/or Series D Certificate, as applicable, but not the Series E Preferred Stock). The Corporation shall notify the Holder in writing following a Dividend Issuance, indicating therein the occurrence of the applicable Dividend Issuance triggering such adjustment and the calculation of such adjusted Conversion Price (such notice, the “Dividend Issuance Notice”).  Such Dividend Issuance Notice shall be given by the Corporation to the Holder in accordance with Section 10(a). For purposes of clarification, whether or not the Corporation provides a Dividend Issuance Notice pursuant to this Section 7(c), upon the occurrence of any Dividend Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dividend Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

d)    Subsequent Redemption Issuances. If the Corporation, at any time while the Series E Preferred Stock is outstanding, shall issue shares of Common Stock as a result of any holder of Series D Preferred Stock exercising its right to require the Corporation to redeem all of such holder’s shares of Series D Preferred Stock pursuant to a Non-Cash Redemption Triggering Event (as such term is defined in the Series D Certificate) (any such issuance, a “Redemption Issuance”), then the then applicable Conversion Price shall be reduced to a price equal to (i) the aggregate Stated Value of Series E Preferred Stock then outstanding divided by (ii) the product of (x) aggregate number of Conversion Shares issuable upon conversion of the then outstanding Series E Preferred Stock immediately prior to Redemption Issuance multiplied by (y) the sum of one plus a fraction with: (A) a numerator equal to (I) the number of outstanding shares of Common Stock immediately after giving effect to the Redemption Issuance (assuming conversion of all Existing Preferred Stock but not the Series E Preferred Stock) minus (II) the number of outstanding shares of Common Stock immediately prior to the Redemption Issuance (assuming conversion of all Existing Preferred Stock but not the Series E Preferred Stock); and (B) a denominator equal to the number of outstanding shares of Common Stock immediately prior to the Redemption Issuance (assuming conversion of all Existing Preferred Stock but not the Series E Preferred Stock).  The Corporation shall notify the Holder in writing following a Redemption Issuance, indicating therein the occurrence of the applicable Redemption Issuance triggering such adjustment and the calculation of such adjusted Conversion Price (such notice, the “Redemption Issuance Notice”).  Such Redemption Issuance Notice shall be given by the Corporation to the Holder in accordance with Section 10(a). For purposes of clarification, whether or not the Corporation provides a Redemption Issuance Notice pursuant to this Section 7(d), upon the occurrence of any Redemption Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Redemption Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

e)    Pro Rata Distributions. If the Corporation, at any time while the Series E Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Sections 7(b), 7(c) or 7(d)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

f)    Fundamental Transaction. If, at any time while the Series E Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than the Holder), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, other than to the Holder, (C) any tender offer or exchange offer (whether by the Corporation or another Person (other than the Holder)) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series E Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series E Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation of the Series E Preferred Stock with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(f) and insuring that the Series E Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

g)    Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

h)    Notice to the Holder.

i.    Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly cause to be delivered to the Holder in accordance with Section 10(a) a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Conversion by the Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series E Preferred Stock, and shall cause to be delivered to the Holder in accordance with Section 10(a), at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that, except in respect of the approval of the stockholders described in the preceding clause (D), the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert the Conversion Amount of the Series E Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

i)           Special Adjustment relating to Series D Preferred Stock.  If the Corporation, at any time while the Series E Preferred Stock is outstanding, shall issue shares of Common Stock in conversion of shares of outstanding Series D Preferred Stock in accordance with the Series D Certificate (any such issuance, a “Series D Conversion Issuance”), then the then applicable Series E Conversion Price shall be reduced to a price equal to (i) the aggregate Stated Value of Series E Preferred Stock then outstanding divided by (ii) the product of (x) the aggregate number of Conversion Shares issuable upon conversion of the then outstanding Series E Preferred Stock immediately prior to the Series D Conversion Issuance multiplied by (y) the sum of one plus a fraction with: (A) a numerator equal to (I) the Adjusted Convertible Outstanding Amount immediately after giving effect to such Series D Conversion Issuance minus (II) the Adjusted Convertible Outstanding Amount immediately prior to such Series D Conversion Issuance; and (B) a denominator equal to the Adjusted Convertible Outstanding Amount immediately prior to such Series D Conversion Issuance.  The Corporation shall notify the Holder in writing on a quarterly basis of all Series D Conversions which shall have occurred during the preceding calendar quarter, indicating therein the number of shares of Series D Preferred Stock as to which a Series D Conversion shall have occurred and the calculation of such adjusted Conversion Price (such notice, the “Series D Conversion Adjustment Notice”).  Such Series D Conversion Adjustment Notice shall be given by the Corporation to the Holder in accordance with Section 10(a). For purposes of clarification, whether or not the Corporation provides a Series D Conversion Adjustment Notice pursuant to this Section 7(c), upon the occurrence of any Series D Conversion, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Series D Conversion, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

Section 8.    Forced Conversion.  At any time following the date upon which there are no outstanding shares of Existing Preferred Stock, the Corporation may automatically convert all of the then outstanding shares of Series E Preferred Stock into Common Stock at the then effective Conversion Price (such automatic conversion, the “Forced Conversion”), if, after giving effect to the Forced Conversion, the Conversion Shares issued to the Holder upon such Forced Conversion plus the number of shares of Common Stock owned by the Holder immediately prior to such Forced Conversion shall equal a number of shares of Common Stock that is greater than fifty percent (50%) of the then outstanding Common Stock. The Holder will be given at least five (5) Business Days' prior written notice of the date fixed and the place designated for mandatory conversion of all of such shares of Series E Preferred Stock pursuant to this Section 8.  Such written notice shall be given by the Corporation to the Holder in accordance with Section 10(a).  On or before the date fixed for conversion the Holder shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of Conversion Shares into which the Holder’s shares of Series E Preferred Stock are convertible.  On the date fixed for conversion, all rights with respect to the Series E Preferred Stock so converted will terminate, except only the rights of the Holder, upon surrender of its certificate or certificates therefor, to receive certificates for the number of Conversion Shares into which such Series E Preferred Stock has been converted and payment of any declared and unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder.  All certificates evidencing shares of Series E Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series E Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the Holder to surrender such certificates on or prior to such date.  As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series E Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to the Holder, or on or its written order, a certificate or certificates for the number of Conversion Shares issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 6(d)(i) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

Section 9.    Transfers.  Notwithstanding anything herein to the contrary, other than with respect to Transfers to Affiliates of the Holder, the Holder shall not be entitled to Transfer its shares of Series E Preferred Stock without the prior written consent of the Corporation; provided, however, that nothing in this Section 9 shall prohibit or otherwise restrict the Holder’s ability to Transfer the Conversion Shares issued to it following a conversion of its shares of Series E Preferred Stock in accordance with the terms hereof following the Lock-Up Period.

Section 10.    Miscellaneous.

a)    Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number  (201) 750-2755, Attn: Chief Operating Officer, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holder delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number or address of the Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)    Lost or Mutilated Series E Preferred Stock Certificate.  If the Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)    Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d)    Waiver.  Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.  The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or the Holder must be in writing.

e)    Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)    Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)    Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)    Status of Converted or Redeemed Series E Preferred Stock.  Shares of Series E Preferred Stock may only be issued pursuant to the Strategic Agreement.  If any shares of Series E Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.”

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IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designations of the Series E Convertible Preferred Stock to be signed by Jerry Treppel, its Chief Executive Officer, made to be effective as of June 29, 2010.

ELITE PHARMACEUTICALS, INC.

By:	/s/ Jerry Treppel
Name:	Jerry Treppel
Title:	Chief Executive Officer

Attest:

By:	/s/ Carter J. Ward
Name:	Carter J. Ward
Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED THE HOLDER IN ORDER TO CONVERT SHARES OF SERIES E PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series E Convertible Preferred Stock indicated below into shares of common stock, par value U.S.$0.001 per share (the “Common Stock”), of Elite Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Strategic Agreement. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series E Preferred Stock owned prior to Conversion:

Number of shares of Series E Preferred Stock to be Converted:

Stated Value of shares of Series E Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series E Preferred Stock subsequent to Conversion:

EPIC, LLC

By:
Name:
Title: